EXHIBIT 99.1

HERCULES REPORTS FOURTH QUARTER AND FULL-YEAR 2003 RESULTS

WILMINGTON, DE, FEBRUARY 11, 2004 . . .Hercules Incorporated (NYSE: HPC) today reported net income before the cumulative effect of a change in accounting principle for the quarter ended December 31, 2003 of $13 million, or $0.12 per diluted share, up from $11 million, or $0.10 per diluted share, for the same period of 2002(1).

Fourth quarter 2003 net income included a $6 million pre-tax charge, net of insurance, to increase the reserve for future asbestos costs following the conclusion of a study commissioned in early 2003.  Based on the results of the study, the Company estimates that its reasonably possible gross financial exposure for asbestos-related matters will range from $220 million to $675 million.  In accordance with Generally Accepted Accounting Principles (GAAP), the Company recorded a gross charge of $55 million as of December 31, 2003, thereby increasing its recorded liability for future asbestos costs, before anticipated insurance recoveries, to $221 million, reflecting the low end of the range noted above and $1 million for previously settled but unpaid asbestos cases.  The Company believes that it is probable that at least $169 million of that amount will be paid or reimbursed by its insurance carriers.  Accordingly, an increase of $49 million to the associated receivable for anticipated insurance recoveries was recorded as of December 31, 2003.  This range of financial exposures does not include estimates for future legal costs, which are expensed on an ongoing basis.  The Company, in conjunction with outside advisors, will continue to study its asbestos-related exposures, insurance recovery expectations, and reserves on an ongoing basis, and make adjustments as appropriate.

In addition, the Company recognized a charge of $0.04 per share in the fourth quarter of 2003 for a cumulative effect of a change in accounting principle associated with the adoption of FIN 46(R) "Consolidation of Variable Interest Entities."(7)

Earnings from ongoing operations(2) for the fourth quarter of 2003 were $0.18 per diluted share.  This compares to earnings on the same basis of $0.16 per diluted share in the fourth quarter of 2002 (please refer to Table 2 for reconciliation from net income (loss) to earnings from ongoing operations).

Net sales in the fourth quarter were $458 million, an increase of 8% from the same period last year.  Compared with the fourth quarter of 2002, the sales increase was driven primarily by the Euro’s strength compared with the dollar.

Fourth quarter 2003 net sales, as compared to the same period in 2002, increased in all regions of the world: 2% in North America; 14% in Europe; 9% in Asia Pacific; and 21% in Latin America.

Profit from operations in the fourth quarter of 2003 was $53 million compared with $49 million for the same period in 2002.  Profit from ongoing operations(2) in the fourth quarter of 2003 was $60 million, a 7% improvement compared with $56 million in the fourth quarter of 2002.

"Hercules demonstrated solid operating performance in what was another difficult year for the chemical industry," said Craig Rogerson, President and Chief Executive Officer.  "We remain focused on our strategy of bringing value to our customers, increasing our competitive advantage, and improving productivity to deliver significant value to our investors."

Interest and debt expense, which includes preferred securities distributions, was $32 million in the fourth quarter of 2003, flat compared with the fourth quarter of 2002.  Full-year 2003 interest and debt expense was $131 million, a decrease of $26 million from 2002 due to lower outstanding debt balances.

Capital spending was $21 million in the fourth quarter and $48 million for the full-year 2003.  Cash outflows for restructuring were $3 million in the fourth quarter and $21 million for the full-year 2003.

Total debt, including the preferred securities, was $1.348 billion at the end of 2003, a decrease of $159 million from year-end 2002.  The Company repurchased approximately $59 million of its indebtedness in the fourth quarter of 2003.  The repurchase included approximately $35 million of the Company's trust preferred securities.  In accordance with the provisions of FIN 46(R), the Company has deferred recognition of the gain realized on its repurchases of the preferred securities and continues to reflect the associated debt as outstanding.

Full Year 2003 Overview

Net sales in 2003 were $1.846 billion, an increase of 8% from 2002.  Growth in sales for 2003 compared with 2002 was driven by a 6% benefit from rate of exchange and a 2% benefit from the consolidation of ES FiberVisions.  Volume and price in the aggregate were flat in 2003 compared with 2002.

Net income in 2003 was $45 million or $0.41 per diluted share.  This compares to a net loss of $611 million, or a $5.60 net loss per diluted share in 2002(1).  Earnings from ongoing operations(2) for 2003 were $0.79 per diluted share, an 18% improvement compared with $0.67 per diluted share for 2002.

As previously disclosed, the Company changed the accounting for its ESOP during the fourth quarter of 2003 and adopted the provisions of SOP 93-6.  The ESOP is used to fund obligations related to the Company’s 401(k) plan.  As a result of this accounting change, full year 2003 earnings increased by $0.04 per diluted share and full year 2002 earnings increased by $0.05 per diluted share.

Segment Results

In the Performance Products segment (Aqualon, Pulp and Paper), net sales in the fourth quarter grew 9%, while profit from operations improved 7% compared with the same quarter in 2002.

In the Pulp and Paper Division, net sales in the fourth quarter grew 6% and profit from operations decreased 8% compared with the fourth quarter of 2002.  Growth in sales compared with the fourth quarter of 2002 was driven by an 8% benefit from rate of exchange, offset in part by both a 1% decline in price and a 1% decline in volume/mix.  Profit from operations was negatively impacted by (lower volume/mix, lower prices, higher raw material, freight and energy costs and higher non-cash pension expenses, offset by favorable rate of currency exchange and lower general and administrative expenses.

For full-year 2003 in Pulp and Paper, net sales grew 4% compared to full-year 2002.  The sales growth was driven by a 6% benefit from rate of exchange, offset partially by a 1% decline in both price and mix.  Physical volumes were flat.

Aqualon’s net sales in the fourth quarter increased 14% and profit from operations increased 20% compared with the fourth quarter of 2002.  Growth in sales compared with the fourth quarter of 2002 was driven by a 7% benefit from rate of exchange and a 7% benefit from volume/mix.  Profit from operations was positively impacted by rate of exchange, higher volume/mix and lower general and administrative expenses, offset in part by higher non-cash pension expenses and higher energy and raw material costs.

For full-year 2003 in Aqualon, net sales grew 11% compared to full-year 2002.  The sales growth was driven by an 8% benefit from rate of exchange and 3% from improved volume/mix.

As previously announced, Aqualon strengthened its geographic presence in the Asia Pacific region with the acquisition on December 1, 2003 of Quantum, a leading China-based producer of carboxymethylcellulose (CMC) for food, toothpaste, ceramics and paper.

In the Engineered Materials and Additives segment (FiberVisions, Pinova), net sales in the fourth quarter increased 6% compared with the fourth quarter of 2002.  Profit from operations decreased $2 million compared with the fourth quarter of 2002.

Fourth quarter 2003 net sales in FiberVisions increased 14% compared with the same period in 2002.  Profit from operations remained flat compared with the fourth quarter of 2002.  Growth in sales compared to the fourth quarter 2002 was driven by a 14% benefit from the consolidation of ES FiberVisions, a 7% benefit from rate of exchange, and a 3% benefit from higher prices, offset by a 10% decline in volume/mix.  Lower volumes for fibers used in diapers were partially offset by higher volumes in the wipes market.

Full-year 2003 net sales in FiberVisions grew 26% compared to full-year 2002.  The sales growth was driven by a 13% benefit from the consolidation of ES FiberVisions, an 8% benefit from rate of exchange, a 4% benefit from higher prices and a 1% benefit from improved volume/mix.

Pinova’s net sales in the fourth quarter declined 14% compared to the fourth quarter 2002, resulting in a loss from operations and a decrease of $2 million compared with the fourth quarter 2002.  The net sales decline was driven by a 15% negative impact of lower volume/mix, offset in part by a 1% benefit from higher prices.

Full-year net sales in Pinova declined 14% as a result of lower volume/mix.

Outlook

"We anticipate further improvements in sales, earnings and cash flow in 2004 in spite of a number of challenges," said Mr. Rogerson.  "The challenges include higher non-cash pension costs, a weak paper market, and volatile and persistently high energy and raw material costs.  We remain committed to our target of double-digit earnings per share growth.  In addition, we intend to drive productivity improvements throughout our businesses and functional groups, to continue to strengthen our balance sheet, and generate significantly improved cash flow."

Capital expenditures are estimated to be between $65 and $70 million for 2004.

The Company will maintain its practice of not providing quarterly earnings guidance.

Fourth Quarter Conference Call and Webcast

The Company will discuss preliminary fourth-quarter and full-year 2003 results at 9:00 a.m. EST today.

Teleconference:    (973) 409-9262

                                                Please call 10 to 15 minutes prior to the call.

Webcast:                               Listen-only mode via Internet broadcast from www.herc.com.

under Shareholder Info.

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491

HERCULES INCORPORATED

CONSOLIDATED STATEMENT OF INCOME

(Dollars in millions, except per share data)	(Unaudited)
Table 1 As Reported(3)	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2003	2002	2003	2002
Net sales	$458	$423	$1,846	$1,705
Cost of sales	296	258	1,167	1,040
Selling, general and administrative expenses	90	93	360	348
Research and development	10	10	39	42
Intangible asset amortization(4)	2	2	8	9
Other operating expense, net	7	11	17	46
Profit from operations	53	49	255	220
Interest and debt expense	32	32	131	157
Other income (expense), net	(12)	1	(29)	(115)
Income (loss) before income taxes and equity income	9	18	95	(52)
Provision (benefit) for income taxes	(2)	8	21	(3)
Income (loss) before equity income	11	10	74	(49)
Equity in income of affiliated companies	–	1	–	2
Net income (loss) from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	11	11	74	(47)
Net income (loss) on operations of discontinued operations	2	–	4	(124)
Provisions for income taxes	–	–	–	(72)
Total discontinued operations	2	–	4	(196)
Net income (loss) before cumulative effect of changes in accounting principle	13	11	78	(243)
Cumulative effect of changes in accounting principle, net of tax	(5)	–	(33)	(349)
Cumulative effect of change in accounting principle on equity investment in affiliated company, net of tax	–	–	–	(19)
Total change in accounting principle	(5)	–	(33)	(368)
Net income (loss)	$ 8	$ 11	$45	$(611)
Basic and diluted earnings (loss) per share:
Continuing operations	$0.10	$0.10	$0.67	$(0.43)
Discontinued operations	$0.02	–	$0.04	$(1.80)
Cumulative effect of changes in accounting principle	($0.04)	–	($0.30)	$(3.37)
Net income (loss)	$0.08	$0.10	$0.41	$(5.60)
Weighted average # of basic shares (millions)	110.9	109.3	110.5	109.1
Weighted average # of diluted shares (millions)	111.1	109.5	110.6	109.1
Income (loss) before income taxes and equity income	9	18	95	(52)
Interest, debt expense and preferred security distributions	32	32	131	157
EBIT	41	50	226	105
Depreciation and amortization(4)	25	23	95	90
EBITDA(2)	66	73	321	195

(Dollars in millions)	(Unaudited)
Segment Data	Reported
	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31
	2003	2002	2003	2002
Net Sales From Continuing Operations By Industry Segment
Performance Products	$373	$343	$1,483	$1,385
Engineered Materials and Additives	85	80	363	320
Total	$458	$423	$1,846	$1,705
Profit From Continuing Operations By Industry Segment
Performance Products	$ 60	$ 56	$ 262	$ 243
Engineered Materials and Additives	2	4	9	18
Reconciling Items	(9)	(11)	(16)	(41)
Total	$ 53	$ 49	$ 255	$ 220
EBITDA(2)	66	73	321	195

Table 2 Reconciliation to Ongoing Operations December 31, 2003	THREE MONTHS ENDED DECEMBER 31, 2003				THREE MONTHS ENDED DECEMBER 31, 2002
(Dollars in millions, except per share)	Net Income (Loss)	Basic & Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA
From Table 1	$ 8	$0.08	$53	$66	$11	$0.10	$49	$73
Discontinued operations	(2)	(0.02)	–	–	–	–	–	–
Cumulative effect of changes in accounting principle, net of tax	5	0.04	–	–	–	–	–	–
Income (loss) before discontinued operations and changes in accounting principle	11	0.10	53	66	11	0.10	49	73
Restructuring costs(5)	1	0.01	2	2	4	0.04	6	6
Asset Impairments(5)	1	0.01	–	2	1	0.01	1	1
Debt Prepayment and Write-Off of Debt Issuance Costs(5)	–	–	–	–	1	0.01	–	1
Net gain on debt repurchases	(1)	(0.01)	–	(2)	–	–	–	–
Executive Retirement Benefits(5)(6)	2	0.02	3	3	–	–	–	–
Asbestos(5)	4	0.03	–	6	–	–	–	–
Other gains and losses, net, related to divested businesses(5)	2	0.02	–	4	–	–	–	–
Other(5)	–	–	2	1	(1)	(0.01)	–	(2)
Subtotal	$ 9	$0.08	$ 7	$16	$ 5	$0.05	$ 7	$ 6
Adjustment to statutory tax rate	–	–	–	–	1	0.01	–	–
Ongoing Operations(2)	$20	$0.18	$60	$82	$17	$0.16	$56	$79

	(Unaudited)
Table 3 Reconciliation to Ongoing Operations December 31, 2003	TWELVE MONTHS ENDED DECEMBER 31, 2003				TWELVE MONTHS ENDED DECEMBER 31, 2002
(Dollars in millions, except per share)	Net Income (Loss)	Basic & Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)(	Basic & Diluted EPS	Profit From Operations	EBITDA
From Table 1	$45	$0.41	$255	$321	$(611)	$(5.60)	$220	$195
Discontinued operations	(4)	(0.04)	–	–	196	1.80	–	–
Cumulative effect of changes in accounting principle, net of tax	33	0.30	–	–	368	3.37	–	–
Income (loss) before discontinued operations and changes in accounting principle	74	0.67	255	321	(47)	(0.43)	220	195
Restructuring costs(5)	4	0.04	6	6	14	0.13	22	22
Asset Impairments(5)	1	0.01	–	2	5	0.05	7	7
Proxy Costs(5)	2	0.02	3	3	–	–	–	–
Debt Prepayment and Write-Off of Debt Issuance Costs(5)	–	–	–	–	29	0.26	–	44
Net gain on debt repurchases	(1)	(0.01)	–	(2)	–	–	–	–
Executive Retirement Benefits(5)(6)	5	0.04	7	7	–	–	–	–
Asbestos(5)	4	0.03	–	6	42	0.39	–	65
Other gains and losses, net, related to divested businesses(5)	5	0.05	3	7	(1)	(0.01)	(1)	(1)
Other(5)	1	0.01	(2)	2	3	0.03	6	4
Subtotal	$21	$0.19	$ 17	$ 31	$ 92	$0.85	$ 34	$141
Items related to discontinued operations(2)(5)
Interest Expense	–	–	–	–	17	0.15	–	–
Distribution Agreement	–	–	–	–	(3)	(0.03)	(5)	(5)
Corporate Costs	–	–	–	–	(3)	(0.03)	(4)	(4)
Subtotal	–	–	–	–	$ 11	$0.09	$ (9)	$ (9)
Tax benefit attributable to donation of intellectual property	(8)	(0.07)	–	–	–	–	–	–
Adjustment to statutory tax rate	–	–	–	–	17	0.16	–	–
Ongoing Operations(2)	$87	$0.79	$272	$352	$ 73	$0.67	$245	$327

NOTES:

(1)

Hercules changed its method of accounting for ESOP in the fourth quarter 2003.  As required, prior periods have been restated resulting in an increase of $1 million, or $0.01 per fully diluted share, in the reported net income for the fourth quarter 2002, and $5 million, or $0.05 per fully diluted share, for the year 2002.

(2)

Ongoing operations and EBITDA are non-GAAP financial measures.  The ongoing operations include Pulp and Paper, Aqualon, FiberVisions and Pinova.  Unaudited profit from ongoing operations and EBITDA (see Note 3) exclude restructuring and other costs and includes the effects of the distribution agreement with General Electric Specialty Materials "GESM", which became effective on April 29, 2002 in connection with the sale of the BetzDearborn Water Treatment Business.

As a result of the BetzDearborn Water Treatment Business divestiture and corresponding debt repayment, the Company will no longer incur costs related to ESOP expense and certain corporate costs for personnel who supported the BetzDearborn Water Treatment Business.  Had these costs not existed in the twelve months ended December 31, 2002 profit and EBITDA from ongoing operations would have been higher by $4 million.

Calculated as income from continuing operations before taxes plus interest expense, preferred security distributions, depreciation and amortization, net of amortization of debt issuance costs.

Includes an adjustment to interest expense in the twelve months ended December 31, 2002 to reflect paydown of debt with proceeds from the BetzDearborn Water Treatment Business divestiture.

(3)	2003 results reflect adoption of FIN 46 in the third quarter of 2003 and FIN 46(R) in the fourth quarter of 2003.
(4)	Net of amortization of debt issuance costs.
(5)	After tax, assuming a 31% tax rate for 2003 and a 35% tax rate for 2002.
(6)

Represents a special pension benefit recognizing past service granted in the quarter ended September 30, 2003 by the Company's Board of Directors to the then Chief Executive Officer and the accelerated vesting of restricted stock awards upon retirement of such person in the quarter ended December 31, 2003.  The special pension benefit has an estimated net present value of approximately $4.7 million, of which approximately $0.3 million is attributable to services rendered in the quarter ended December 31, 2003 and $4.4 million is attributable to services rendered through September 30, 2003.

(7)	This new accounting standard requires the de-consolidation of the Company's two wholly-owned consolidated subsidiary trusts, which are the issuers of the company-obligated preferred securities.